Ex. 99.28(h)(1)(iii)

Second Amendment to

Administration Agreement

Between PPM Funds and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and PPM Funds, a Massachusetts business trust (“Trust”).

Whereas , the Trust and the Administrator entered into an Administration Agreement effective as of February 15, 2018 (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each, a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas , the Board of Trustees of the Trust (the “Board”) has approved the liquidation and termination of the following Funds (the “Liquidated Funds”), effective September 18, 2019 (collectively, the “Fund Liquidations”):

1)	PPM Credit Fund; and

2)	PPM Strategic Income Fund.

Whereas , pursuant to the Board approval of the Fund Liquidations, as outlined above, the Parties have agreed to amend the Agreement, effective September 18, 2019, to update Schedule A and Schedule B, as applicable, to remove the Liquidated Funds and their respective administration fees.

Now Therefore , in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Amended and Restated Schedule A dated September 18, 2019, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Amended and Restated Schedule B dated September 18, 2019, attached hereto.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof , the Administrator and the Trust have caused this Amendment to be executed, effective September 18, 2019.

PPM Funds		Jackson National Asset Management, LLC

By:	/s/ Mary T. Capasso	By:	/s/ Mark. D. Nerud
Name: Mary T. Capasso		Name:	Mark D. Nerud
Title: Vice President, Chief Legal Officer, and Assistant Secretary		Title:	President and Chief Executive Officer

Amended and Restated

Schedule A

Dated September 18, 2019

Funds
PPM Core Plus Fixed Income Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund

A- 1

Amended and Restated

Schedule B

Dated September 18, 2019

Institutional Shares

Funds	Fee
PPM Core Plus Fixed Income Fund	.10%
PPM Floating Rate Income Fund	.10%
PPM High Yield Core Fund	.10%
PPM Long Short Credit Fund	.10%
PPM Large Cap Value Fund	.10%
PPM Mid Cap Value Fund	.10%
PPM Small Cap Value Fund	.10%

A- 2